EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES ANNOUNCES VOLUNTARY EXCHANGE BY HOLDERS OF APPROXIMATELY 95% IN
PRINCIPAL AMOUNT OF ITS SENIOR NOTES FOR COMMON SHARES

New York, NY - April 24, 2006 - Medis Technologies Ltd. (NASDAQ:MDTL) (“Medis”) announced today that institutional investors holding $46,582,000 in principal amount of its 6% senior convertible notes due on July 15,
2010 have voluntarily agreed to exchange their notes for an aggregate of 2,948,806 of Medis’ common shares. This number includes 256,201 common shares, valued at $30 per share, in lieu of future interest payments had such notes remained outstanding until their maturity, after giving effect to an eighteen month waiver of such payments.

“We are very pleased to have accomplished the exchange of our notes for an equity interest in Medis on these terms and are particularly gratified by this vote of confidence in the future of our company,” said Robert K. Lifton, Chairman and CEO of Medis Technologies. “By entering into this transaction, we have saved eighteen months of interest that otherwise would have been payable upon the notes, and the noteholders have agreed to accept common shares valued at $30 per share in lieu of cash for the balance of the interest payable upon these notes. Most important, we now have a balance sheet without significant debt, which provides us with financial flexibility for building additional automated lines to produce our Power Pack product. We are already moving forward in our planning for such lines to be operated in Ireland under Celestica's management in addition to the first automated line now under construction.”

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.